Independent Auditors' Consent



To the Shareholders and Board of Directors of Smith Barney Muni Funds:

We consent to the use of our report dated as summarized below, with respect to the Portfolios listed below of Smith Barney Muni Funds incorporated herein by reference and to the references to our Firm under the headings "Financial Highlights" in the prospectus and "Auditors" in the Statement of Additional Information.


Portfolio		Date of Independent Auditors' Reports

National Portfolio		May
12, 1999
Limited Term Portfolio	May 12, 1999
Georgia Portfolio		May 12, 1999
Florida Portfolio		May 12, 1999
New York Portfolio		May
12, 1999
Pennsylvania Portfolio	May 12, 1999
California Money Market Portfolio	May 12, 1999
New York Money Market Portfolio	May 12, 1999


	KPMG LLP


New York, New York
July 23, 1999